SOMNIGROUP ANNOUNCES FIRST QUARTER CASH DIVIDEND
–Increases quarterly cash dividend 15% to $0.15 per share

LEXINGTON, KY, February 20, 2025 – Somnigroup International Inc. (NYSE: SGI, “Company” or “Somnigroup”) today announced that its Board of Directors has declared a first quarter cash dividend on its common stock of $0.15 per share. The dividend is payable on March 20, 2025 to shareholders of record as of March 6, 2025.

Somnigroup Chairman and CEO Scott Thompson commented, “We are pleased to announce this increase to our quarterly dividend. Our Board of Directors increased the quarterly dividend to $0.15 per share based on the strength of the Company's market position and demonstrated ability to generate significant free cash flow. This marks the fifth increase to our dividend over the last four years, more than doubling the cash dividend since its initiation in 2021."

About Somnigroup International Inc.
Somnigroup (NYSE: SGI) is the world's largest bedding company, dedicated to improving people's lives through better sleep. With superior capabilities in design, manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in more than 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm and Dreams. Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy® and Stearns & Foster®, and our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored solutions.

We seek to deliver long-term value for our shareholders through prudent capital allocation, including managing investments in our businesses. We are guided by our core value of Doing the Right Thing and committed to our global responsibility to protect the environment and the communities in which we operate. For more information, please visit www.somnigroup.com.

Investor Relations Contact
Aubrey Moore
Investor Relations
Somnigroup International Inc.
800-805-3635
Investor.relations@somnigroup.com